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                                                                    EXHIBIT 99.1




[SOUTHERN MINERAL CORPORATION LETTERHEAD]

NEWS RELEASE



January 28, 1998


               SOUTHERN MINERAL AND AMERAC ENERGY COMPLETE MERGER


HOUSTON -- Southern Mineral Corporation (NASDAQ:SMIN) today announced that the stockholders of both Southern Mineral Corporation and Amerac Energy Corporation (AMEX:AMC) have approved the previously announced agreement to merge Amerac Energy into a subsidiary of Southern Mineral Corporation. Pursuant to the merger agreement Southern Mineral will issue 3,333,333 shares of its common stock to acquire 3,917,339 share of common stock of Amerac Energy Corporation, or an exchange ratio of .8509 shares of Southern Mineral Corporation common stock for each share of common stock of Amerac Energy Corporation. The merger is effective as of January 28, 1998, and Amerac Energy Corporation will continue to operate as a wholly owned subsidiary of Southern Mineral Corporation.

Southern Mineral Corporation is an oil and gas acquisition, exploration and production company that owns interests in oil and gas properties located along the Gulf Coast, Canada and Ecuador. The Company is listed on the NASDAQ National Market under the symbol SMIN.